Exhibit 99.1

Voya Financial announces third-quarter 2023 results
NEW YORK, Oct. 31, 2023 — Voya Financial, Inc. (NYSE: VOYA), a leading health, wealth and investment company, announced today its third-quarter 2023 financial results:
•Net income available to common shareholders of $2.29 per diluted share.
•After-tax adjusted operating earnings1 of $1.74 per diluted share (EPS), which reflects the continued benefit of Voya's diversified revenue streams and strong margins.
•Strong cash generation and balanced excess capital return:
◦Approximately $0.3 billion in excess capital deployed in third-quarter 2023, including $140 million in debt redemption; approximately $50 million to acquire interest in India joint venture; and $96 million in share repurchases and common stock dividends.
◦Approximately $0.8 billion of excess capital generated during the trailing 12 months (TTM) ended Sept. 30, 2023.
◦As of Sept. 30, 2023, Voya had approximately $0.4 billion of excess capital, reflecting capital generation of over 90% of after-tax adjusted operating earnings in third-quarter 2023 and for the TTM ended Sept. 30, 2023.

"In the third quarter of 2023, we continued to execute on our strategic priorities and delivered $1.74 per diluted share of after-tax adjusted operating EPS, which reflects the benefit of our diversified revenue streams and prudent expense management," said Heather Lavallee, chief executive officer, Voya Financial. "During the quarter, we drove further commercial momentum in each of our businesses; we maintained a strong focus on margins; and we deployed further excess capital generated by our high free-cash-flow businesses. Despite macroeconomic headwinds, we continue to execute on our strategy and — as a result of our strong client relationships and engagement — we are confident in our ability to continue to drive commercial momentum, while also closely managing spending and prudently deploying capital. These elements give us confidence in our Investor Day target of 12% to 17% EPS growth through the three-year period ending in 2024.
"Underpinning our accomplishments are our purpose and vision, which we activate by serving the needs of our clients, as well as supporting our colleagues and our communities. For example, in the third quarter, we expanded our critical illness and accident insurance products to offer new benefits and coverage that focus on mental health; we earned further recognition as a best place to work; and Voya employees positively impacted our communities by raising more than $1.5 million for 1,900 charitable causes through our annual Employee Giving Campaign," added Lavallee.

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on notable items in the company’s financial results, non-GAAP measures, and reconciliations to the most comparable U.S. GAAP measures can be found in the reconciliation tables at the end of this press release and in the “Non-GAAP Financial Measures” section of the company’s Quarterly Investor Supplement, which is available at investors.voya.com.

Consolidated Results
Third-quarter 2023 net income available to common shareholders was $248 million, or $2.29 per diluted share, compared with $166 million, or $1.57 per diluted share, in third-quarter 2022. The increase was primarily due to gains within businesses exited, net investment gains and lower acquisition and integration costs, partially offset by lower after-tax adjusted operating earnings.

Third-quarter 2023 after-tax adjusted operating earnings were $189 million, or $1.74 per diluted share, compared with $210 million, or $1.97 per diluted share, in third-quarter 2022. The decrease was largely due to lower net underwriting results, partially offset by higher fee income.

Business Segment Results
Wealth Solutions
Wealth Solutions third-quarter 2023 pre-tax adjusted operating earnings were $179 million, up from $128 million in the prior-year period. The increase was primarily due to higher alternative investment income as well as favorable equity market impacts to fee-based margins — all partially offset by lower investment spreads.

For the TTM ended Sept. 30, 2023, full-service recurring deposits grew 10.2% to $14.4 billion compared with the prior-year period, largely due to growth in Corporate markets. Total client assets as of Sept. 30, 2023, were $510 billion, up 12% compared with Sept. 30, 2022, due to growth in the business and higher equity market levels year over year.

Excluding notables, net revenues for the TTM ended Sept. 30, 2023, grew 1.4% compared with the prior-year period as an increase in spread-based revenues more than offset a decline in fee-based margins. Adjusted operating margin for the TTM ended Sept. 30, 2023, excluding notables, was 37.8%, compared with 37.9% in the prior-year period.

Health Solutions
Health Solutions third-quarter 2023 pre-tax adjusted operating earnings were $53 million, down from $154 million in the prior-year period. The decline was largely attributable to the prior-year period benefiting from exceptionally strong underwriting results and a favorable reserve adjustment.

Health Solutions third-quarter 2023 annualized in-force premiums and fees grew 21.1% to $3.3 billion compared with the prior-year period. The increase reflects growth across all product lines, favorable retention and the positive impact of the Benefitfocus acquisition, which closed in January 2023. Excluding Benefitfocus, annualized in-force premiums and fees grew 14.7% compared with the prior-year period.

Excluding notables, net revenues for the TTM ended Sept. 30, 2023, grew 35.8% compared with the prior-year period due to the Benefitfocus acquisition, premium growth across all product lines and a favorable aggregate loss ratio. (Excluding Benefitfocus, net revenues, excluding notables, grew 17.7%.) Adjusted operating margin for the TTM ended Sept. 30, 2023, excluding notables, was 32.2%, compared with 31.2% in the prior-year period.

Investment Management
Investment Management third-quarter 2023 pre-tax adjusted operating earnings, excluding Allianz's noncontrolling interest, were $49 million, up from $38 million in the prior-year period. The increase was largely due to higher fee revenues resulting from the Allianz Global Investors (AllianzGI) transaction, which closed in July 2022, and positive investment capital returns.

Investment Management had net outflows (excluding divested businesses) of $8.4 billion during the TTM ended Sept. 30, 2023 — positive Retail net flows and momentum resulting from the company's international distribution through AllianzGI were more than offset by macroeconomic headwinds impacting the industry and the unwinding of the company's former international distribution partnership.

Excluding notables, net revenues for the TTM ended Sept. 30, 2023, grew 21.8% as additional revenues from the AllianzGI transaction more than offset the impact of macroeconomic headwinds on both equity and fixed income fees, particularly in Retail. Adjusted operating margin for the TTM ended Sept. 30, 2023, excluding notables, was 25.5%, compared with 26.0% in the prior-year period.

Additional Financial Information and Earnings Call
More detailed financial information can be found in the company’s quarterly investor supplement, which is available on Voya’s investor relations website, investors.voya.com. In addition, Voya will host a conference call on Wednesday, Nov. 1, 2023, at 10 a.m. ET, to discuss the company’s third-quarter 2023 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website, investors.voya.com starting at 1 p.m. ET on Nov. 1, 2023.

Media Contact:                            Investor Contact:
Christopher Breslin                        Michael Katz
212-309-8941                            212-309-8999
Christopher.Breslin@voya.com                    IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company with approximately 9,000 employees who are focused on achieving Voya’s aspirational vision: Clearing your path to financial confidence and a more fulfilling life. Through products, solutions and technologies, Voya helps its 14.7 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company, extends the reach of Voya’s workplace benefits and savings offerings by providing benefits administration capabilities to 16.5 million individual subscription employees across employer and health plan clients. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by Ethisphere; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Instagram.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) interest rates, (iv) the frequency and severity of insured loss events, (v) the effects of natural or man-made disasters, including pandemic events, (vi) mortality and morbidity levels, (vii) persistency and lapse levels, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, (xii) our ability to successfully manage the separation of the Individual Life business that we sold to Resolution Life US on Jan. 4, 2021, and (xiii) our ability to realize the expected benefits from acquisitions, including the transactions with AllianzGI and Benefitfocus. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on Feb. 24, 2023, and in our Quarterly Report on Form 10-Q for the three months ended Sept. 30, 2023, to be filed with the SEC on or before Nov. 9, 2023.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
($ in millions, except per share)	9/30/2023		9/30/2022
	After-tax (1)	Per share	After-tax (1)	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$248	$2.29	$166	$1.57
Less:
Net investment gains (losses) (2)	43	0.40	(7)	(0.06)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment (3)	38	0.35	(11)	(0.10)
Other adjustments	(21)	(0.19)	(26)	(0.24)
Adjusted operating earnings	$189	$1.74	$210	$1.97
Less:
Alternative investment income and prepayment fees above (below) long-term expectations net of variable and incentive compensation	(23)	(0.21)	(74)	(0.70)
Other (4)	(13)	(0.12)	45	0.42
Adjusted operating earnings excluding notable items	$224	$2.07	$239	$2.24
(1) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings. For net investment gains (losses), income (loss) related to businesses exited, and other non-operating items, we apply a 21% tax rate and adjust for related tax benefits and expenses, including changes to tax valuation allowances and impacts related to changes in tax law.
(2) Net investment gains include a $45 million revaluation gain on the Voya India investment for the three months ended September 30, 2023. There was no tax expense associated with this gain.
(3) Income related to businesses exited or to be exited through reinsurance or divestment includes a one-time tax benefit of $92 million related to a divested business for the three months ended September 30, 2023.
(4) Includes changes in certain legal and other reserves not expected to recur at the same level.

Adjusted Operating Earnings and Notable Items
Three Months Ended September 30, 2023
(in millions)	Amounts Including Notable Items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Adjusted operating earnings
Wealth Solutions	$179	$(24)	$—	$202
Health Solutions	53	(2)	(16)	71
Investment Management	63	(3)	—	66
Corporate	(52)	—	—	(52)
Adjusted operating earnings before income taxes, including Allianz noncontrolling interest	242	(29)	(16)	287
Less: Earnings (loss) attributable to Allianz noncontrolling interest	14	—	—	14
Adjusted operating earnings before income taxes	229	(29)	(16)	273
Income taxes (3)	39	(6)	(3)	49
Adjusted operating earnings after income taxes	$189	$(23)	$(13)	$224
Adjusted operating earnings per share	1.74	(0.21)	(0.12)	2.07
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation. Long-term expectation for alternative investments is a 9% annual return and the long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which is roughly $9 million per quarter for Wealth Solutions.
(2) Includes changes in certain legal and other reserves not expected to recur at the same level.
(3) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended September 30, 2023
(in millions)	Amounts Including Notable Items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Net revenue
Wealth Solutions	$1,864	$(121)	$—	$1,985
Health Solutions	1,137	(9)	(16)	1,165
Investment Management	903	(9)	—	912
Total net revenue	$3,904	$(139)	$(16)	$4,061

Adjusted operating margin
Wealth Solutions	33.8%	(4.0)%	—	37.8%
Health Solutions	30.6%	(0.6)%	(1.0)%	32.2%
Investment Management	24.9%	(0.6)%	—	25.5%
Adjusted operating margin, excluding Corporate	30.8%	(2.4)%	(0.2)%	33.4%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations. Long-term expectation for alternative investments is a 9% annual return and the long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which is roughly $9 million per quarter for Wealth Solutions.
(2) Includes changes in certain legal and other reserves not expected to recur at the same level.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended September 30, 2022
(in millions)	Amounts Including Notable Items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts Excluding Notable Items
	a	b	c	d	e = a - b - c - d
Net revenue
Wealth Solutions	$2,015	$57	$—	$—	$1,958
Health Solutions	848	7	(74)	57	858
Investment Management	742	(8)	—	—	749
Total net revenue	$3,604	$56	$(74)	$57	$3,565

Adjusted operating margin
Wealth Solutions	39.6%	1.7%	—	—%	37.9%
Health Solutions	30.3%	0.5%	(5.7)%	4.3%	31.2%
Investment Management	25.5%	(0.5)%	—	—	26.0%
Adjusted operating margin, excluding Corporate	34.5%	1.1%	(1.4)%	1.1%	33.7%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations. Long-term expectation for alternative investments is a 9% annual return and the long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which is roughly $9 million per quarter for Wealth Solutions.
(2) Includes changes in certain other reserves not expected to recur at the same level.